Exhibit 10.1

SITEL CORPORATION

Summary of Compensation Arrangements
for Non-Employee Directors

(as of August 7, 2006)

•                  $30,000 annual retainer payable in quarterly installments beginning at annual shareholders meeting

•                  $1,500 per meeting attended (regular, special, committee)

•                  $15,000 additional annual retainer for a non-employee Chairman of the Board payable in quarterly installments beginning at annual shareholders meeting

•                  $30,000 additional annual retainer for the Audit Committee chair, $10,000 additional annual retainer for the Compensation Committee chair and $10,000 additional annual retainer for the Nominating/Corporate Governance Committee chair, payable in quarterly installments beginning at annual shareholders meeting

•                  $30,000 additional annual retainer for the Special Committee chair, with a payment as of August 7, 2006 for the period from January 1, 2006 through the end of the current quarterly retainer period and thereafter payable in quarterly installments at the same time as the other Board/standing committee retainers, so long as such Special Committee has continuing responsibilities assigned by the Board

•                  20,000 options granted initially to a new director at time of election or appointment, and 10,000 options granted annually to existing directors at time of annual shareholders meeting

•                  At least 50% of the retainer compensation will be paid in SITEL common stock

•                  Directors may elect to have up to 100% of their monetary compensation paid in SITEL common stock

•                  Directors may defer their compensation by an annual election pursuant to the 2001 Nonemployee Directors Compensation Plan.  Deferred compensation is payable in the company’s common stock in a lump sum following the termination of the director’s service on the Board or as designated in the director’s deferral election (subject to any provisions in the 2001 Nonemployee Directors Compensation Plan)

•                  Directors will also be reimbursed their reasonable expenses of attending meetings